Exhibit 99.1

FLUIDIGM ANNOUNCES DATE OF ITS

2012 ANNUAL MEETING OF STOCKHOLDERS AND

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS

SOUTH SAN FRANCISCO, Calif., Feb. 15, 2012 – Fluidigm Corporation today announced that it will hold its 2012 annual meeting of stockholders at 10:00 a.m. PDT, on Wednesday, May 16, 2012, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304. Stockholders of record as of the close of business on March 19, 2012 are entitled to notice of and vote at the 2012 annual meeting of stockholders.

The 2012 annual meeting date is more than 30 days prior to the anniversary of Fluidigm’s 2011 annual meeting of stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, Fluidigm has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in Fluidigm’s proxy materials for the 2012 annual meeting. The new deadline for delivering stockholder proposals to Fluidigm is the close of business on February 27, 2012. In addition, pursuant to Fluidigm’s bylaws, stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in Fluidigm’s proxy statement, must provide written notice to Fluidigm’s corporate secretary no later than the close of business on February 27, 2012.

Stockholder proposals should be delivered to: Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, California 94080, Attention: Corporate Secretary. Such proposals must comply with the rules of the Securities and Exchange Commission and Fluidigm’s bylaws, as applicable.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including chips, assays and other reagents. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets three microfluidic systems, including eight different commercial chips, to leading pharmaceutical and biotechnology companies, academic institutions and Ag-Bio companies.

For more information, please visit www.fluidigm.com.

Fluidigm and the Fluidigm logo are trademarks or registered trademarks of Fluidigm Corporation.

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CONTACT:

Howard High - Press

Fluidigm Corporation

650.266.6081 (office)

510.786.7378 (mobile)

howard.high@fluidigm.com